Exhibit 10.1
TRANSITION AGREEMENT
     THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into on November 16, 2009 (the “Effective Date”) by and between Michael H. Campbell (“Campbell”) and Fair Isaac Corporation (the “Company”), a Delaware corporation.
BACKGROUND
     A. Campbell has been employed by the Company and currently serves as the Company’s Chief Operating Officer, pursuant to a Letter Agreement, dated October 12, 2007, as amended on June 30, 2008 (the “Letter Agreement”).
     B. The Company and Campbell entered into an Amended and Restated Management Agreement dated June 30, 2008 (the “Management Agreement”).
     C. In connection with, and as a condition of the Letter Agreement, the Company and Campbell entered into a Proprietary Information and Inventions Agreement (the “PIIA”).
     D. The Company and Campbell have agreed that Campbell will resign from his positions with the Company on the terms set forth in this Agreement.
     E. The parties are mutually concluding their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.
     F. The parties desire to resolve issues between them and confirm the separation arrangements under the Letter Agreement, and they have agreed to a full settlement of such issues, as set forth in this Agreement.
     NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the Release and the Second Release referred to below, the parties, intending to be legally bound, agree as follows:
AGREEMENTS
1. Employment Termination. Campbell hereby confirms his resignation as an officer of the Company as of the Effective Date. Campbell further confirms his resignation as an employee of the

Company effective December 31, 2009, unless earlier terminated in accordance with paragraph 4 below. Campbell’s last day of employment, whether on or before December 31, 2009, shall be referred to herein as the “Separation Date.”
2. Release and Second Release by Campbell. At the same time that Campbell executes this Agreement, he shall also execute a Release in the form attached to this Agreement as Exhibit A (the “Release”), in favor of the Company and its affiliates, divisions, committees, directors, officers, employees, agents, predecessors, successors and assigns. If Campbell remains employed with the Company through December 31, 2009, and, if on or within 21 days after the Separation Date Campbell executes and thereafter does not rescind in accordance with its terms a second release in the form of Exhibit B (the “Second Release”), then Campbell will be eligible for consideration under the Letter Agreement as set out in paragraph 5 below. This Agreement will not be interpreted or construed to limit the Release or the Second Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Release or the Second Release.
3. Transition Period.
     a. Duties. For the period beginning on the Effective Date and ending on the Separation Date (the “Transition Period”), Campbell shall retain his current job title; however, during the Transition Period, Campbell’s responsibilities and duties shall be limited to such duties as requested by the Company, which may include, without limitation, reasonably assisting with ongoing matters on which he worked prior to the Transition Period, reasonably facilitating a smooth transition of his prior responsibilities, and reasonably cooperating with the Company as set forth in paragraph 12 below. Campbell shall devote such time as is reasonably necessary to complete his responsibilities hereunder during the Transition Period and be generally available to the Company. Campbell shall not act as an employee, contractor, consultant or in any other capacity for any other entity other than the Company during the Transition Period, except with the advance written consent of the Chief Executive Officer of the Company.

     b. Compensation. During the Transition Period, Campbell will continue to receive his regular base salary at the same base salary rate in effect for Campbell on the Effective Date, paid in accordance with the Company’s regular payroll practices and schedule, and will participate in other employee benefits programs and plans in accordance with the terms of such programs and plans; provided, however, that as of the Effective Date Campbell will not be eligible for (1) additional equity grants, or (2) payment under any bonus or incentive plans or programs of the Company for the 2009 or 2010 fiscal years. For the avoidance of doubt, Campbell shall continue to accrue vacation time during the Transition Period and be paid for his accrued unused vacation time as of the Separation Date.
4. Early Termination of Employment. Campbell and the Company agree that Campbell’s employment with the Company will automatically terminate on December 31, 2009 without further action by either party, except that his employment will end (and the Separation Date will be) earlier if (a) Campbell rescinds or attempts to rescind the Release, (b) Campbell violates any material written policy of the Company, or (c) the Company notifies Campbell of his material breach of the terms of this Agreement, the Release, or the PIIA and, if curable, such breach is not cured by Campbell within three (3) days of actual receipt by him of the Company’s notification to Campbell of the breach.
5. Second Release.
     a. Severance Benefits under Letter Agreement. If Campbell (i) remains employed with the Company through December 31, 2009, (ii) signs the Second Release in accordance with paragraph 2 above, (iii) does not rescind the Second Release in accordance with its terms, and (iv) has not breached his obligations under this Agreement, the Release, the Second Release or the PIIA, then the Company will provide Campbell the following consideration, as provided for and in accordance with the “Severance” paragraph of the Letter Agreement:
(1)	The Company will pay Campbell as severance pay an amount equal to one (1) times the sum of (a) Campbell’s annual base salary at the rate in effect on the Separation Date plus (b) the total incentive bonus payments paid to Campbell within the twelve-month period preceding the Separation Date.

(2)	The Company will, for a period of twelve months following the Separation Date, allow Campbell to continue to participate in any insured group health and group life insurance plan or program of the Company (but not any self-insured medical expense reimbursement plan within the meaning of Section 105(h) of the Internal Revenue Code) at the Company’s expense, to the extent Campbell is a participant in such plans as of the Separation Date; however, if participation in any such plan is barred, the Company will arrange to provide Campbell with substantially similar insured coverage at its expense. Thereafter, any insurance continuation for which Campbell is eligible will be at Campbell’s expense.
Any severance payable as set forth in paragraph 5.(a)(1) above will be paid to Campbell in a lump sum on the first day of the seventh month following Campbell’s “separation from service” as determined under Section 409A of the Internal Revenue Code, but not earlier than expiration of any applicable rescission periods.
     b. Acknowledgement of Severance Amount. Campbell acknowledges that the consideration provided for in paragraph 5.(a) is a restatement of the severance pay to which he is eligible under the Letter Agreement and is not in addition to what is provided for in the Letter Agreement. Campbell and the Company agree that Campbell did not earn any incentive bonus payments within the twelve-month period preceding the Separation Date and that therefore any severance payable under paragraph 5.(a)(1) will equal Campbell’s annual base salary of $450,000.00.
6. Proprietary Information and Inventions Agreement. Campbell acknowledges entering into the PIIA as a condition of the Company’s entering into the Letter Agreement and Campbell hereby reaffirms his commitments and obligations under the PIIA. Nothing in this Agreement is intended to modify, amend, cancel or supersede the PIIA in any manner, and the parties agree that the PIIA continues in full force and effect now and following the Separation Date.
7. Equity-Based Interests. Campbell agrees and acknowledges that the stock options, restricted stock and restricted stock units listed on Exhibit C attached to this Agreement reflect his only equity-

based interests with the Company and that such equity-based interests will continue in effect during the Transition Period and thereafter only to the extent reflected in the applicable written stock option, restricted stock and/or restricted stock unit agreements and plans.
8. Confidentiality. The provisions of this Agreement, the Release and the Second Release (collectively “Confidential Separation Information”) will be treated by Campbell as confidential. Accordingly, Campbell will not disclose Confidential Separation Information to anyone at any time, except it will not be a violation of this Agreement for Campbell to disclose Confidential Separation Information to his immediate family, his attorneys, his accountants or tax advisors, or his financial planners.
9. Indemnification. Notwithstanding Campbell’s resignation as an officer of the Company or termination of his employment upon the conclusion of the Transition Period, with respect to events that occurred during his tenure as an employee or officer of the Company, Campbell will be entitled, as a former employee or officer of the Company, to the same rights that are afforded to other current or former employees or officers of the Company, now or in the future, to indemnification and advancement of expenses as provided in the charter documents of the Company and under applicable law, and to indemnification and a legal defense to the extent provided from time to time to current officers by any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by the Company.
10. Records, Documents, and Property. Campbell acknowledges and represents that he will deliver to the Company on or before the Separation Date all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company.

11. Non-disparagement. Campbell will not disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s employees, directors or officers. The Company will not authorize or encourage any employee of the Company to disparage Campbell’s reputation, image or character. Nothing in this Agreement is intended to prevent or interfere with any party making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.
12. Cooperation.
     a. Agreement to Assist and Cooperate. At the Company’s reasonable request and upon reasonable notice, Campbell will, from time to time and without further consideration, during and following the Transition Period, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Campbell in his capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records. In addition, at the Company’s reasonable request and upon reasonable notice, Campbell will, from time to time and without further consideration, during and following the Transition Period discuss and consult with the Company regarding business matters that he was directly and substantially involved with while employed by or otherwise providing services to the Company.
     b. Claims Involving the Company. Campbell agrees that he will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Campbell has or may have knowledge of by virtue of his employment by or service to the Company or any related entity. In performing his obligations under this subparagraph 12.(b) to testify or otherwise provide information, Campbell will honestly, truthfully, forthrightly, and completely provide the information requested. Campbell will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims. In the event that Campbell’s services under this subparagraph 12.(b) exceed five (5) hours in any calendar month following the conclusion of the Transition Period, the Company shall compensate Campbell for such additional services at the hourly rate of $200.00.
13. Taxes. The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Campbell. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended including current and future guidance and regulations interpreting such provisions. Campbell acknowledges and agrees that the Company has made no assurances or representations to him regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised him to obtain his own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Campbell shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.
14. Full Compensation. Campbell understands that the payments and other consideration provided by the Company under this Agreement will fully compensate Campbell for and extinguish any and all of the potential claims Campbell is releasing in the Release or will release in the Second Release, including without limitation, any claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief. The payments and other consideration provided hereunder will be made in lieu of any further payments or compensation that Campbell would otherwise be entitled to receive as an employee of the Company.
15. No Admission of Wrongdoing. Campbell understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any unlawful or improper conduct toward Campbell.

Campbell will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward him or treated him unfairly.
16. Authority. Campbell represents and warrants that he has the authority to enter into this Agreement, the Release and the Second Release, and that no causes of action, claims, or demands released pursuant to this Agreement, the Release or the Second Release have been assigned to any person or entity not a party to this Agreement, the Release or the Second Release.
17. Legal Representation. Campbell acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement, the Release and the Second Release, that he has had a full opportunity to consider this Agreement, the Release and the Second Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Release and the Second Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Release, the Second Release, the PIIA Agreement, the Letter Agreement, the stock option agreements between Campbell and the Company and any qualified employee benefit plans sponsored by the Company in which Campbell is a participant.
18. Assignment. This Agreement is binding on Campbell and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor, including, but not limited to, a purchaser of all or substantially all of the business or assets of the Company. No rights or obligations of Campbell hereunder may be assigned by Campbell to any other person or entity.
19. Entire Agreement. This Agreement, the Release, the Second Release, the PIIA, the Letter Agreement, any equity agreements between Campbell and the Company, and any qualified employee benefit plans sponsored by the Company in which Campbell is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Release, the Second Release, the PIIA, the Letter Agreement, and the equity agreements between Campbell and the Company, or any qualified employee benefit plans sponsored by the Company in which Campbell is a participant are intended by either party to be legally binding. Except as specifically provided herein, this Agreement supercedes any and all prior agreements or understandings between the parties, including the Management Agreement which shall terminate and have no further force and effect as of the Effective Date.
20. Dispute Resolution.
     a. Jurisdiction and Venue. Campbell and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement, the Release or the Second Release. Any action involving claims of a breach of this Agreement, the Release or the Second Release must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum. Venue, for the purpose of all such suits in state court, will be in Hennepin County, State of Minnesota.
     b. Waiver of Jury Trial. To the maximum extent permitted by law, Campbell and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement, the Release or the Second Release.
21. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
22. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
23. Governing Law. This Agreement, the Release and the Second Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement, the Release or the Second Release, will be governed by the laws of the State of Minnesota.
     IN WITNESS WHEREOF, the parties have executed this Transition Agreement on the date stated below.

Dated: November 16, 2009	/s/ Michael H. Campbell
Michael H. Campbell

Dated: November 16, 2009	FAIR ISAAC CORPORATION
	BY:	/s/ Mark N. Greene
		Its:	Chief Executive Officer

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